Exhibit 99.1

PRESS RELEASE

RigNet CFO to Step Down in Orderly Transition

HOUSTON – July 2, 2015 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of digital technology solutions to the oil and gas industry, announced today that Marty Jimmerson has informed the Company of his intention to step down as Chief Financial Officer (“CFO”) by the end of the year. Jimmerson has indicated that he will remain to assist in the search for a new CFO and to assure an orderly transition.

“I have tremendously enjoyed my over eight years as CFO at RigNet, from its private company days through its successful transition to a public company,” said Marty Jimmerson, RigNet’s senior vice president and CFO. “The skills and experience I have gained are invaluable. With RigNet now successfully transitioned, the timing is now right for me to pursue other opportunities.”

“Marty has been a key contributor to RigNet’s success over the past several years, having helped guide the Company through an IPO, two acquisitions and the launch of a new ERP system,” said Mark Slaughter, RigNet’s CEO and president, “Through his efforts, he will leave the Company on excellent financial footing. I will miss working closely with him and wish him every possible success in his next endeavors.”

RigNet has hired Heidrick & Struggles to lead the CFO search, which will consider both external and internal candidates.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of digital technology solutions to the oil and gas industry, focusing on serving offshore and onshore drilling rigs, energy production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,200 remote sites in fifty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Media and Investor Contact:
Cameron Wallace	Tel: +1 (281) 674-0111
Director, Communications, RigNet, Inc.	media@rig.net

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net